Exhibit 10.30

ANNEX I

Supplemental Terms and Conditions

This Annex I forms a part of the Master Repurchase Agreement dated as of December 12, 2011 (the “Agreement”) between:

WELLS FARGO BANK, N.A. (“Wells Fargo”); and

KBS SOR CMBS OWNER, LLC (“Counterparty”)

Capitalized terms used herein but not defined in this Annex I shall have the meanings ascribed to them in the Agreement. Paragraph references are to paragraphs in the Agreement.

1.        Other Applicable Annexes.    In addition to this Annex I and Annex II, the following Annex(es) and any Schedules thereto shall form a part of the Agreement and shall be applicable thereunder:

Annex VI (Buy/Sell Back Transactions)

2.        Supplemental Terms and Conditions.    Pursuant to paragraph 1 of the Agreement, Wells Fargo and Counterparty agree to be governed by the following supplemental terms and conditions.

(a)	All Transactions shall be subject to the terms and conditions of the Agreement (including this Annex I and all other annexes thereto).

(b)	Wells Fargo shall deliver a Confirmation to the Counterparty with respect to each Transaction under the Agreement.

(c)	Buyer’s Margin Percentage shall be as agreed by the parties with respect to each Transaction under the Agreement the terms of which shall be reflected on a Confirmation relating to the Transaction.

(d)	Attribution to the Transactions of cash transferred under the margin maintenance provisions set forth in paragraph 4 of the Agreement will be made as agreed between the parties.

(e)

An Event of Default shall occur under this Agreement if any event of default, termination event or similar event occurs and is continuing under an International Swaps and Derivatives Association, Inc. Master Agreement entered into at any time between Wells Fargo Bank, N.A. and Counterparty or any other master agreement entered into between Wells Fargo Bank, N.A. (or one of its Affiliates) and Counterparty at any time.

(f)

Any amount (“Early Termination Amount”) payable to one party (“Payee”) by the other party (“Payer”) under Section 11, in circumstances where there is a Defaulting Party, will, at the option of the party (“X”) other than the Defaulting Party (and without prior notice to the Defaulting Party), be reduced by means of set off against any amount(s) (“Other Agreement Amount”) payable (whether at such time or in the future or upon the occurrence of a contingency) by the Payee to the Payer or to any Affiliate of the Payer (irrespective of the currency, place of payment or booking

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office of the obligation) under any other agreement(s) between the Payee and the Payer (or between the Payee and any Affiliate of the Payer) or instrument(s) or undertaking(s) issued or executed by the Payee to, or in the favor of, the Payer or any Affiliate of the Payer (and the Other Agreement Amount will be discharged promptly and in all respects to the extent it is so set-off). X will give notice to the other party of any set-off effected under this paragraph.

For this purpose, either the Early Termination Amount or the Other Agreement Amount (or the relevant portion of such amounts) may be converted by X into the currency in which the other is denominated at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. The term “rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the relevant currency.

Nothing in this paragraph shall be effective to create a charge or other security interest. This paragraph shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(g)

Each party and any of its Affiliates may electronically record any of its telephone conversations with the other party or with any of the other party’s Affiliates in connection with this Agreement or any Transaction, and any such recordings may be submitted in evidence in any proceeding to establish any matters pertinent to this Agreement or any Transaction.

(h)	Section 10 is hereby amended by deleting the title “Representations” and substituting “Representations and Covenants” in lieu thereof and adding the following clauses (a) and (b) at the end thereof:

(a)

Upon execution of the Agreement, each party agrees to deliver, at the request and to the reasonable satisfaction of the other, a copy of its current offering memorandum, certificate of incorporation, by-laws, resolutions or such other organizational documents evidencing its corporate existence and authority to enter into the Agreement and the Transactions contemplated hereunder (collectively, “Operative Documents”). An incumbency certificate or other evidence of the incumbency, authority and specimen signature of any person executing the Agreement or any related documentation, or authorized persons permitted to enter into the Transactions, shall also be provided upon reasonable request. Each party shall deliver to the other such documents such as tax forms that are required by law or reasonably requested.

(b)

Counterparty further agrees to deliver to Wells Fargo (i) if the Counterparty has an Investment Manager acting on its behalf to enter into Transactions under this Agreement, then a copy of the Investment Management Agreement evidencing the authority of such Investment Manager to act on behalf of Counterparty upon execution of the Agreement and at the time of any amendment, modification or supplement thereto, (ii) not later than 15 days after the end of each calendar month to which such calculation relates,

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copies of its unaudited month-end calculation of Net Asset Value and Net Asset Value per share and its most recent monthly report of performance, subscriptions, redemptions and ending net assets, , (iii) not later than 45 days after the close of each of Counterparty’s fiscal quarters, copies of its most recent quarterly unaudited financial statements prepared in accordance with generally accepted accounting principles “GAAP” and on a basis consistent with prior periods, (iv) within 120 days after the close of each of Counterparty’s fiscal years, copies of its most recent audited annual financial statements, certified without qualification by independent public accountants of recognized standing and prepared in accordance with GAAP and on a basis consistent with prior periods, (v) within 1 day of a request by Wells Fargo, oral reports of its Net Asset Value, (vi) prompt notice of any Event of Default hereunder; and (vii) promptly upon reasonable request by Wells Fargo, information regarding Counterparty’s portfolio including information regarding asset allocation, leverage, liquidity and measure of portfolio risk (VaR or its equivalent) and such other information respecting the condition or operations, financial or otherwise, of Counterparty.

(i)

Section 11 of the Agreement is hereby amended by deleting word “or” appearing immediately before “(vii)” in the first paragraph thereof and adding the following clauses (viii) through (xv) inclusive immediately before the parenthetical “(each an “Event of Default”):

(viii)	Counterparty fails to notify Wells Fargo of Counterparty’s Net Worth or otherwise fails to comply with its obligations in accordance with the terms of Section 10,

(ix)	The Net Worth Value of KBS Strategic Opportunity REIT, Inc. falls below USD $15,000,000,

(x)

there occurs or exists, in relation to a party, (i) an event or condition in respect of such party under one or more agreements or instruments relating to Specified Indebtedness of such party in an aggregate amount not less than the Cross Default Threshold, which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared due and payable under such agreements or instruments before it would otherwise have been due and payable; or (ii) such party fails to make one or more payments on their due dates under such agreements or instruments (after giving effect to any applicable grace period) in an aggregate amount not less than the Cross Default Threshold.

(xi)

in relation to a party or its Credit Support Provider, (i) there is a breach of or a default under any Specified Transaction and any applicable grace period shall have elapsed or there occurs any liquidation or early termination of that Specified Transaction; (ii) there is a default, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three Business Days if there is no applicable notice

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requirement or grace period); or (iii) there is a disaffirmation, disclaimer, repudiation or rejection of a Specified Transaction, in whole or in part.

(xii)	KBS STRATEGIC OPPORTUNITY REIT, INC. is no longer a Credit Support Provider.

(xiii)	an Act of Insolvency occurs with respect to the Credit Support Provider.

(xiv)	Credit Support Default.

(1) Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

(2) the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party.

(3) the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document.

(xv)	Counterparty no longer qualifies as a “qualified real estate investment trust subsidiary”.

(j)

An Event of Default shall not occur with respect to a party under Section 11 (i) through (iv) when the failure to pay or deliver, or the default, event of default or other similar condition or event, as the case may be, arises solely (i) out of a wire transfer problem or an operational or administrative error or omission (so long as the required funds or property required to make that payment or delivery were otherwise available to that party), or (ii) from the general unavailability of the relevant currency due to exchange controls or other similar governmental action, but in either case only if the payment or delivery is made within three Business Days after the problem has been corrected, the error or omission has been discovered or the currency becomes generally available.

(k)	Section 2(j) of this Agreement is hereby amended to read in its entirety as follows:

“(j)      “Market Value” with respect to any Securities as of any date, shall mean the price for such Securities at which such Securities could readily be sold, as determined by Wells Fargo in its sole and absolute discretion, taking into account such criteria as Wells Fargo deems appropriate, including, without limitation, current market conditions, current interest rates and spreads, credit quality, liquidity of position, subordination, delinquency status and aging, which price, in each case, may be determined to be zero.”

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3.    Definitions.  For purposes of the Agreement and this Annex I, the following terms shall have the following meanings:

“Affiliate” means, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person. With respect to the Counterparty, Affiliate shall mean KBS STRATEGIC OPPORTUNITY REIT, INC. and each of its, directly or indirectly, majority owned subsidiaries.

“Business Day” or “business day”, with respect to any Transaction (other than an International Transaction) hereunder, a day on which regular trading may occur in the principal market for the Purchased Securities subject to such Transaction, which includes shortened trading days, days on which trades are permitted to occur but do not in fact occur and days on which the Purchased Securities are subject to percentage of movement or volume limitations; provided, however, that for purposes of calculating Market Value, such term shall mean a day on which regular trading occurs in the principal market for the assets the value of which is being determined. Notwithstanding the foregoing, (i) for purposes of Paragraph 4 of the Agreement, “business day” shall mean any day on which regular trading occurs in the principal market for any Purchased Securities or for any assets constituting Additional Purchased Securities under any outstanding Transaction hereunder and “next business day” shall mean the next day on which a transfer of Additional Purchased Securities may be effected in accordance with Paragraph 7 of the Agreement, and (ii) in no event shall a Saturday or Sunday be considered a business day.

“Credit Support Document” means, each document (whether now existing or hereafter executed) which by its terms secures, guarantees or otherwise supports the Counterparty’s obligations under this Agreement from time to time, whether or not this Agreement, any Transaction, or any type of Transaction entered into hereunder is specifically referenced or described in any such document.

“Credit Support Provider” means, with respect to the Counterparty, each party to a Credit Support Document that provides or is obligated to provide security, a guaranty or other credit support for the Counterparty’s obligations under this Agreement.

“Cross Default Threshold” means, with respect to Wells Fargo, an amount (including its equivalent in another currency) equal to 3% of the Shareholders Equity of Wells Fargo & Co. (“WFC”), and with respect to Counterparty, the lower of $10,000,000 or 3% of its Net Asset Value, provided that for any Specified Indebtedness payable by Counterparty to Wells Fargo or to any of Wells Fargo’s Affiliates, Cross Default Threshold means any amount of such Specified Indebtedness.

“Margin Notice Deadline” means 10:00 a.m. (New York City time).

“Net Worth” means, with respect to Counterparty, the gross assets of Counterparty less the aggregate amount of all liabilities of Counterparty, including without limitation, all absolute and contingent liabilities of any kind, and shall be determined in accordance with generally accepted accounting principles in the United States and on a basis consistent with prior periods.

“Shareholders Equity” means an amount equal to WFC’s total assets minus its total liabilities, as reflected on WFC’s most recent audited financial statements.

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“Specified Indebtedness” means with respect to Wells Fargo and Counterparty, any obligation (whether present, future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money or relating to the payment or delivery of funds, securities or other property (including, without limitation, collateral), other than indebtedness in respect of any bank deposits received in the ordinary course of business.

“Specified Transaction” means any transaction (including an agreement with respect thereto) (i) in the case of Wells Fargo, between Wells Fargo (or one of its Affiliates) and Counterparty and (ii) in the case of Counterparty, between Counterparty and any other person or entity, including without limitation Wells Fargo, that is a rate-swap transaction, swap option, basis swap, forward-rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, commodity transaction, credit derivative transaction, repurchase or reverse repurchase transaction, forward bond purchase transaction, buy/sell-back transaction, securities lending transaction, exchange-traded futures transaction, prime brokerage or margin lending transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, currency option or securities contract, repo transaction, stock lending transaction or any other similar transaction (including without limitation any option with respect to any of these transactions) or any combination of any of the foregoing transactions.

4.          Conflicts.   To the extent any of the provisions contained in herein are in conflict with the provisions contained in the Agreement or any other annex to the Agreement, the provisions contained herein shall control.

5.          Submission to Jurisdiction; Waiver of Jury Trial.   With respect to any claim, suit, action, or proceedings relating to this Agreement (“Proceedings”), each party irrevocably:

(i) Submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City. Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States District Court located in the Borough of Manhattan in New York City lacks jurisdiction over the parties or the subject matter of the Proceedings or declines to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate, and, in order to exercise or protect its rights, interests or remedies under this Agreement, the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding, or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction; and

(ii) Waives all right to trial by jury, waives any objection which it may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party.

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6.        Relationship between Parties.   Each party will be deemed to represent to the other party on the date on which it enters into a Relevant Agreement that:

(a)

Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into the Relevant Agreement and as to whether the Relevant Agreement is appropriate or proper for it based solely upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party or any of its affiliates (or its respective representatives) as investment advice or as a recommendation to enter into the Relevant Agreement, it being understood that information and explanations related to the terms and conditions of any Relevant Agreement will not be considered investment advice or a recommendation to enter into the Relevant Agreement. No communication (written or oral) received from the other party or any of its affiliates (or its respective representatives) will be deemed to be an assurance or guarantee as to the expected results of the Relevant Agreement.

(b)

Assessment and Understanding.   It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Relevant Agreement based solely upon its own evaluation of the Relevant Agreement (including the present and future results, consequences, risks, and benefits thereof, whether financial, accounting, tax, legal, or otherwise) or that of its own advisers. It is also capable of assuming, and assumes, the risks of the Relevant Agreement. It also understands that the terms under which any Transaction may be terminated early are set forth in this Agreement (or in the relevant Confirmation), and any early termination of a Transaction other than pursuant to such terms is subject to mutual agreement of the parties confirmed in writing, the terms of which may require one party to pay an early termination fee to the other party based upon market conditions prevailing at the time of early termination.

(c)

Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of the Relevant Agreement, and any agency, brokerage, advisory or fiduciary services that the other party (or any of its affiliates) may otherwise provide to the party (or to any of its affiliates) excludes the Relevant Agreement.

“Relevant Agreement” means this Agreement, each Transaction, each Confirmation, or any agreement (including any amendment, modification, transfer or early termination) between the parties relating to this Agreement or to any Transaction, or Confirmation.

7.

Amendment and Restatement.   Any master repurchase agreement (including all annexes attached thereto) between the parties (including any predecessor of Wells Fargo whose obligations have been assumed pursuant to any merger or other combination) to this Agreement (each a “Prior Agreement”) is hereby amended and restated in its entirety in the form of this Agreement (including all annexes attached hereto). Any transaction (however described or defined) existing under any Prior Agreement shall be a Transaction governed by this Agreement, and any confirmation (however described or defined) under any Prior Agreement for any such transaction shall be a Confirmation under this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Annex I by their duly authorized signatories as of the date hereof.

WELLS FARGO BANK, N.A.

By: /s/ Authorized Signatory
Name:	Authorized Signatory
Title:

KBS SOR CMBS OWNER, LLC,
a Delaware limited liability company

By:	KBS SOR ACQUISITION X, LLC,
a Delaware limited liability company, its sole member

	By:	KBS SOR PROPERTIES, LLC,
a Delaware limited liability company, its sole member

		By:	KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP,
a Delaware limited partnership, its sole member

			By:	KBS STRATEGIC OPPORTUNITY REIT, INC.,
a Maryland corporation, its sole general partner

				By:	/s/ David E. Snyder
David E. Snyder,
Chief Financial Officer

Date: December 12, 2011

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ANNEX II

Notices and Other Communications

This Annex II forms a part of the Master Repurchase Agreement dated as of December 12, 2011 (the “Agreement”) between:

WELLS FARGO BANK, N.A. and

KBS SOR CMBS OWNER, LLC

Capitalized terms used herein but not defined in this Annex II shall have the meanings ascribed to them in the Agreement. Paragraph references are to paragraphs in the Agreement.

1.          All notices, statements, demands or other communications shall be delivered pursuant to the means and terms set forth in paragraph 13 of the Agreement to the following addresses:

WELLS FARGO BANK, N.A.

c/o Wells Fargo Bank, N.A.

301 South College Street, 7th Floor, MAC D1053-077

Charlotte, NC 28202

Attention: Documentation Unit

Phone: (704) 383-8778

Facsimile: (704) 383-0575

KBS SOR CMBS OWNER, LLC

620 Newport Center Drive

Suite 1300

Newport Beach, CA. 92660

Attention: Jim Chiboucas

Phone: (949) 417-6555

Facsimile: (949) 417-6523

KBS STRATEGIC OPPORTUNITY REIT, INC.

c/o KBS Capital Advisors

Willowbrook Capital

Attention: Geoffrey C. Hawkins

Phone, Century City: 310-432-2105

Phone, Newport Beach: 949-797-0308

2.    To the extent any of the provisions contained in herein are in conflict with the provisions contained in the Agreement or any other annex to the Agreement, the provisions contained herein shall control.

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IN WITNESS WHEREOF, the parties have executed this Annex II by their duly authorized signatories as of the date hereof.

WELLS FARGO BANK, N.A.

By: /s/ Authorized Signatory
Name:	Authorized Signatory
Title:

KBS SOR CMBS OWNER, LLC,
a Delaware limited liability company

By:	KBS SOR ACQUISITION X, LLC,
a Delaware limited liability company, its sole member

	By:	KBS SOR PROPERTIES, LLC,
a Delaware limited liability company, its sole member

		By:	KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP,
a Delaware limited partnership, its sole member

			By:	KBS STRATEGIC OPPORTUNITY REIT, INC.,
a Maryland corporation, its sole general partner

				By:	/s/ David E. Snyder
David E. Snyder,
Chief Financial Officer

Date: December 12, 2011

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Annex VI

Buy/Sell Back Transactions

This Annex VI forms a part of the Master Repurchase Agreement dated as of December 12, 2011 (the “Agreement”) between WELLS FARGO BANK, N.A. and KBS SOR CMBS OWNER, LLC. Capitalized terms used but not defined in this Annex VI shall have the meanings ascribed to them in the Agreement.

1.	In the event of any conflict between the terms of this Annex VI and any other term of the Agreement, the terms of this Annex VI shall prevail.

2.	Each Transaction shall be identified at the time it is entered into and in the relevant Confirmation as either a Repurchase Transaction or a Buy/Sell Back Transaction.

3.

In the case of a Buy/Sell Back Transaction, the Confirmation delivered in accordance with Paragraph 3 of the Agreement may consist of a single document in respect of both of the transfers of funds against Securities which together form the Buy/Sell Back Transaction or separate Confirmations may be delivered in respect of each such transfer.

4.	Definitions. The following definitions shall apply to Buy/Sell Back Transactions:
(a)

“Accrued Interest”, with respect to any Purchased Securities subject to a Buy/Sell Back Transaction, unpaid Income that has accrued during the period from (and including) the issue date or the last Income payment date (whichever is later) in respect of such Purchased Securities to (but excluding) the date of calculation. For these purposes unpaid Income shall be deemed to accrue on a daily basis from (and including) the issue date or the last Income payment date (as the case may be) to (but excluding) the next Income payment date or the maturity date (whichever is earlier);

(b)

“Sell Back Differential”, with respect to any Buy/Sell Back Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Buy/Sell Back Transaction to the Purchase Price for such Buy/Sell Back Transaction on a 360 day per year basis (unless otherwise agreed by the parties for the Transaction) for the actual number of days during the period commencing on (and including) the Purchase Date for such Buy/Sell Back Transaction and ending on (but excluding) the date of determination;

(c)	“Sell Back Price”, with respect to any Buy/Sell Back Transaction:

(i)

in relation to the date originally specified by the parties as the Repurchase Date pursuant to Paragraph 2(q) of the Agreement, the price agreed by the Parties in relation to such Buy/Sell Back Transaction, and

(ii)	in any other case (including for the purposes of the application of Paragraph 4 or Paragraph 11 of the Agreement), the product of the formula (P + D) - (IR + C), where —

P	= the Purchase Price

D	= the Sell Back Differential

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IR	= the amount of any Income in respect of the Purchased Securities paid by the issuer on any date falling between the Purchase Date and the Repurchase Date

C

= the aggregate amount obtained by daily application of the Pricing Rate for such Buy/Sell Back Transaction to any such Income from (and including) the date of payment by the issuer to (but excluding) the date of calculation.

5.

When entering into a Buy/Sell Back Transaction the parties shall also agree on the Sell Back Price and the Pricing Rate to apply in relation to such Buy/Sell Back Transaction on the scheduled Repurchase Date. The parties shall record the Pricing Rate in at least one Confirmation applicable to such Buy/Sell Back Transaction.

6.

Termination of a Buy/Sell Back Transaction shall be effected on the Repurchase Date by transfer to Seller or its agent of Purchased Securities against the payment by Seller of (i) in a case where the Repurchase Date is the date originally agreed to by the parties pursuant to Paragraph 2(q) of the Agreement, the Sell Back Price referred to in Paragraph 4(c)(i) of this Annex; and (ii) in any other case, the Sell Back Price referred to in Paragraph 4(c)(ii) of this Annex.

7.

For the avoidance of doubt, the parties acknowledge and agree that the Purchase Price and the Sell Back Price in Buy/Sell Back Transactions shall include Accrued Interest (except to the extent contrary to market practice with respect to the Securities subject to such Buy/Sell Back Transaction, in which event (i) an amount equal to the Purchase Price plus Accrued Interest to the Purchase Date shall be paid to Seller on the Purchase Date and shall be used, in lieu of the Purchase Price, for calculating the Sell Back Differential, (ii) an amount equal to the Sell Back Price plus the amount of Accrued Interest to the Repurchase Date shall be paid to Buyer on the Repurchase Date, and (iii) the formula in Paragraph 4(c)(ii) of this Annex VI shall be replaced by the formula “(P + AI + D) - (IR + C)”, where “AI” equals Accrued Interest to the Purchase Date).

8.

Unless the parties agree in Annex I to the Agreement that a Buy/Sell Back Transaction is not to be repriced, they shall at the time of repricing agree on the Purchase Price, the Sell Back Price and the Pricing Rate applicable to such Transaction.

9.

Paragraph 5 of the Agreement shall not apply to Buy/Sell Back Transactions. Seller agrees, on the date such Income is received, to pay to Buyer any Income received by Seller in respect of Purchased Securities that is paid by the issuer on any date falling between the Purchase Date and the Repurchase Date.

10.	References to “Repurchase Price” throughout the Agreement shall be construed as references to “Repurchase Price or the Sell Back Price, as the case may be.”

11.	In 11 of the Agreement, references to the “Repurchase Prices” shall be construed as references to “Repurchase Prices and Sell Back Prices.”

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